EXHIBIT 99.2

February 7th, 2024
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q4 & Full Year 2023 Earnings Call

Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s fourth quarter and full year 2023 earnings report. Following this brief introduction is management commentary from GoPro’s CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today. This means that results could change at any time and we do not undertake any obligation to update these statements as a result of new information or future events. To better understand the risks and uncertainties that could cause actual results to differ from our commentary, we refer you to our most recent annual report on Form 10-K for the year ended December 31, 2022, which is on file with the Securities and Exchange Commission (“SEC”) and other reports that we may file from time to time with the SEC.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss, adjusted EBITDA as well as basic and diluted net profit and loss per share in accordance with GAAP, and on a non-GAAP basis. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, which is posted on the investor relations section of our website. Unless otherwise noted, all income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Thank you for reading GoPro’s Q4 and full year 2023 management commentary.

2023 marked the beginning of our multi-year TAM expanding strategy, targeting long-term revenue, subscriber and profit growth. Beginning in May 2023, we initiated the first stage of our growth initiatives, including:

a.A return to lower pre-pandemic pricing to drive unit sales
b.The re-introduction of entry-level priced GoPro cameras to drive volume and reach new customers
c.Increased marketing to drive awareness
d.Expanding GoPro’s retail channel presence globally

These actions contributed to year-over-year retail channel unit sell-through growth of 25% in the period from our shift in May to the end of the year. In that same period, EMEA retail channels saw growth of 41%, APAC grew 26% and LATAM grew 43%. North American unit sell-through saw smaller growth of 12% in part due to a general reduction in weeks of inventory across the retail landscape, ongoing challenges at certain big box stores due to merchandise shrink issues, and specifically in Q4, softness in the consumer electronics category in December in the US.

Across all channels (retail combined with direct-to-consumer through GoPro.com), 2023 unit sell-through growth since our strategy shift was 3% from the period May 9th through the end of 2023, measured against the prior year period.

Our retail channel’s growth was largely offset by our GoPro.com direct-to-consumer channel, where we underestimated the impact of our strategic shift. In Q4, GoPro.com revenue, excluding subscription and services, was 14% of revenue, down from 33% in the prior year period, due primarily to our strategic decision in May to eliminate subscription-related camera discounts at the time of purchase on GoPro.com.

According to our research, GoPro.com’s revenue mix, excluding subscription and service revenue, is at the high-end of the range for consumer brands of our size with similar distribution. While we will endeavor to increase GoPro.com sales as a percentage of revenue, we believe our current mix is directionally indicative of what we can expect going forward as we continue to scale our presence in retail.

Bottom line – we believe our sell-through growth in retail gives us, and importantly gives our retailers and distributors, confidence to lean in as we look to launch a number of new products, as I’ll touch on shortly. This, combined with our aggressive efforts to open more doors and expand our brand presence in all of our doors, is creating a groundswell of opportunity at retail for GoPro.

Fourth quarter entry-level camera sell-through, priced at $199 and $249, represented 28% of our product mix, up from zero in the prior year when we had no products offered in this price band. However, in analyzing our 2023 holiday season performance, we believe consumers were looking for discounts irrespective of already low price points – which was an outlier from the behavior we’ve seen in prior years. This resulted in lower than expected sell-through of our $249 HERO10 Black product, which we did not discount during Q4. On the positive side, this resulted in better than expected margin in the fourth quarter.

In 2023 we reinvigorated our marketing strategy to re-establish GoPro’s larger-than-life brand presence across all of the major verticals we serve. Since the May strategy shift, we’ve been active in putting new sponsorships in place and planning product and brand integrations at events. 2024 is when we’ll see GoPro’s brand more loud and proud than we’ve seen in years, beginning with events like January’s X Games which had solid viewership across ABC, ESPN and ESPN2, and generated more than 62 million video views across YouTube, Twitch, XGames.com and other social media platforms. Fans tuned in to watch the world’s best skiers and snowboarders pushing the limits of their sport, with many athletes wearing GoPro cameras in competition, capturing footage that was integrated into the broadcasts to share first-person perspectives.

Over the course of 2024, the GoPro brand will shine at more than 100 different sporting events, including premier two-wheel and four-wheel motorsports, snow sports, mountain biking and other action sports. Additionally, going back to our roots and to further drive brand equity, GoPro’s field marketing team will activate at dozens of in-person events around the world where consumers will have the opportunity to interact firsthand with brand representatives to demo products, ask questions and purchase through local participating specialty retailers.

To help translate our expanded awareness efforts into sales, we’ve been aggressively expanding the number of retail doors where we sell our products. Since May of 2023, we added more than 3,200 new retail doors, which was ahead of our target for the year. We intend to continue to drive door growth with a target of 7,000 additional new doors over the next two years, bolstered by new products. In addition to growing door count, we plan to refresh our point-of-purchase (POP) merchandisers, expand in-store brand presence, and enhance account management throughout the retail channel.

Our stage-one growth initiatives, outlined above, delivered a profitable fourth quarter and second half in 2023 on a non-GAAP basis. Fourth quarter revenue was $295 million, below our guidance of $325 million. As mentioned above, revenue was impacted by lower-than-expected demand trends in North America, particularly in December, driven in part by competition for share of wallet as well as lower-than-anticipated sales of HERO10 Black due to our decision to not discount this entry-level priced camera. The upside is that we retained margin on the HERO10 Black units we sold, and this combined with our high margin subscription and service revenue to yield gross margin that outperformed the mid-point of guidance by 140 basis points. The improvement in gross margin, plus savings in operating expenses during the quarter resulted in non-GAAP earnings per share of $0.02 for the fourth quarter.

As we begin 2024 and look to the greater long-term opportunity for GoPro, we believe it’s essential that we significantly scale the number of products we sell to serve more consumers in more categories and markets. Our research identifies several growth opportunities where GoPro can extend our market leadership.

As we enter stage-two of our TAM expanding strategy we plan to expand our product roadmap over the next two years and in 2024 we plan to launch four new camera SKUs, giving us a lineup of cutting edge, industry leading cameras ranging in price from a volume-driving $199 up to $599, with more planned for 2025.

In January, we announced plans to acquire Forcite Helmet Systems, an Australian maker of tech-enabled motorcycle helmets. We believe tech-enabling motorcycle helmets represents a meaningful opportunity for GoPro to extend its technical and marketing capabilities to create differentiated solutions within a $6 billion motorcycle helmet market, of which we believe we can potentially service approximately $3 billion, with an eye towards entering additional helmet markets over time. There are a number of technologies used today by motorcycle enthusiasts including communications, digital imaging, navigation, safety alerts and more that we believe can be integrated into helmets for enhanced performance, convenience, value and safety. We are on track to close this acquisition this quarter and will share specifics about our product vision as we get closer to the expected launch of our first helmet in 2025.

To add more color, motorsports has been core to GoPro’s business for the last 15 years. We’ve developed a strong brand across all disciplines of professional and enthusiast categories of motorsports, with a very strong following among motorcyclists. We are a major sponsor across a broad range of racing series, events and athletes, including the world’s premier motorcycle racing series, MotoGP.

In addition to leveraging our existing motorsports marketing and brand, we intend to leverage the motorsports retail channel we are currently building to support sales of our current camera line to also sell our helmets beginning in 2025.

We also intend to partner with leading helmet brands as an OEM supplier to help them tech-enable their own premium SKUs. We have enormous respect for leading brands and look forward to working with them to help drive innovation together. We are encouraged by early interest shown by some leading brands.

Furthermore, we expect that success in the motorcycle helmet market can contribute to subscriber growth as we intend to support GoPro tech-enabled helmet owners with meaningful subscriber benefits and features.

Looking at our current subscriber base, we closed 2023 with more than 2.5 million subscribers, representing 12% year-over-year growth. The GoPro subscription continues to be a driver of value for our customers and a high margin contributor to our business. In Q4 2023, a new cohort of subscribers emerged – those who’ve come upon third year renewal, and we’re very happy with the results. Consistent with previous quarters, retention for annual subscribers, who represent 90% of total subscribers, was between 60% and 65% for first year renewals and between 70% and 75% for second year renewals. Our new third-year cohort is renewing at greater than 80%. Importantly, we now have a larger pool of subscribers who are up for renewal in their second or third year than we do for the first year, which we believe will be a tailwind for subscriber retention going forward. We expect aggregate retention to improve in 2024.

Another positive for our subscription offerings is the initial release of our Quik desktop app for macOS and our new Premium+ subscription tier, both of which launched yesterday. The Quik desktop app, which is available at no additional charge to GoPro subscribers, brings the simplicity and convenience of automatic edits to desktop users, along with powerful yet convenient manual editing tools, sync’d editing between mobile and desktop apps, and the ability to import footage from any camera. We plan to launch a Windows version of the Quik desktop app later this year.

The new Premium+ $99.99 subscription tier includes an advanced, desktop-based HyperSmooth Pro video stabilization feature, plus increased cloud storage for footage captured with any camera. GoPro subscribers at both the original $49.99 Premium tier and new $99.99 Premium+ tier will continue to enjoy unlimited cloud storage of footage captured with their GoPro at original quality.

We’ve also upgraded the Quik mobile app with a new feature called Local Suggestions, which extends Quik’s “Auto Highlight” functionality to make auto edits from a user’s phone footage as well as from their GoPro footage. We believe this can help drive further engagement and enable users to get more out of their phone-captured content as well as their GoPro-captured content. We will continue to release features and functionality that help users get more value out of their personal content, regardless of the camera they used.

To summarize, the retail expansion strategy we kicked off in May of last year is successfully growing our business at retail. We’re excited about our expanding product line, the significant number of retail doors we’re adding at a steady rate, and the significantly larger number of marketing activations we have planned throughout the year to drive awareness and demand – all of which we believe will contribute to growth.

Our acquisition of Forcite reflects our belief that the GoPro brand can scale across multiple verticals globally. We have a number of exciting opportunities in front of us, and as we move through 2024, we are focused on execution and creating value for our shareholders.

It’s good to be on the build again.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

The fourth quarter of 2023 represents the second full quarter operating under the growth and TAM expansion strategy that we implemented in May 2023, which includes:
•Reducing camera pricing to pre-pandemic price points and discontinuing subscription-related camera discounts at the time of purchase on GoPro.com
•The re-introduction of entry-level price point cameras to expand our TAM
•Expanding GoPro’s global retail channel presence to better serve consumers’ post-pandemic shopping behavior
•Introducing more hardware and software products over time to solve for more use cases

Fourth quarter 2023 performance highlights:

•Subscription and service revenue grew 13% year-over-year to $25 million
•GoPro subscribers grew 12% year-over-year to 2.5 million
•Subscription attach rate was approximately 30%, in-line with expectations
•GAAP loss per share was $(0.02); non-GAAP income per share was $0.02, in-line with guidance
•Revenue from our retail channel grew 18% year-over-year to $228 million
•Estimated sell-through increased 3% year-over-year to slightly more than 900,000 units
•Channel inventory reduced slightly in the quarter
•Net working capital changes resulted in cash inflows of $38 million, sequentially
•Repurchased $10 million of GoPro stock, or 2.8 million shares
•Repurchased $50 million in aggregate principal amount of our convertible notes in exchange for $46.3 million, which reduced share count by 5.4 million

For the fourth quarter of 2023, revenue was $295 million, down 8% year-over-year. We continued to be profitable on a non-GAAP basis with income of $0.02 per share. Our subscriber base continued to grow, exceeding 2.5 million subscribers in the quarter, or 12% growth year-over-year and flat sequentially. Our subscriber base represents approximately $125 million in annual recurring revenue. Gross margin of 34.4% was 140 bps ahead of the mid-point of our guidance, which benefited from product mix, reduced operating costs and subscription and service revenue. Additionally, we opened more than 3,200 new retail doors since May 2023, or a 17% increase, ahead of our year-end target.

We believe our strategy shift will support growth over the next two years. Near-term, similar to some of our consumer electronic peers, we encountered inconsistent consumer shopping trends, particularly in December. Specifically, we anticipated stronger December trends in North America and better sell-

through on our entry-level HERO10 Black camera. In North America, we kicked off the holiday season with strong performance over the Thanksgiving weekend, but trends softened later in the season, impacting December sell-through.

We began offering HERO10 Black in September 2023 at an entry-level MSRP of $249. During Q4, we did not offer promotions on HERO10 Black, but it became clear that consumers expected to see some level of discounting during this holiday season, even at entry-level price points. As a result, sell-through actualized well below our unit volume projections by 25%, or more than 60,000 units, contributing to more than 70% of our sell-through miss for the quarter. The upside is that we retained margin on the HERO10 Black units we sold during this time, which contributed to our outperformance on gross margin and a positive non-GAAP EPS result despite lower-than-expected revenue.

Our entry-level price point cameras generated 21% of camera unit volume during the quarter. Historically, entry-level price point cameras have represented approximately 26% of our camera unit volume. As mentioned previously, in the second quarter of 2024, we expect to replace our current low margin entry-level camera with a new entry-level camera at an appropriate product cost point with improved margin.

Full year 2023 performance highlights:
•Subscription and service revenue grew 18% year-over-year to $97 million
•Retail revenue was $704 million or 70% of total revenue, up 3% year-over-year
•GoPro.com revenue was $301 million or 30% of total revenue
•Street ASP was $337
•GAAP loss per share was $(0.35) and non-GAAP loss per share was $(0.20)
•Repurchased approximately $40 million in shares of GoPro stock in 2023, which largely covered our stock-based compensation expense of $41 million
•Ended the year with cash of $247 million, down $121 million from 2022, primarily due to the repayment of our convertible debt of $46 million, stock repurchases of $40 million, and cash used by operating activities of $33 million

2023 revenue was $1.0 billion, down 8% year-over-year; GAAP loss per share was $(0.35), and non-GAAP loss per share was in-line with guidance at $(0.20).

Actual Q4’23 and full year 2023 results compared to guidance for the same period follows:

Fourth Quarter Results and Prior Guidance

	Q4’23 Results		Q4’23 Guidance
Revenue	$295	M	$325M +/- $5M
Unit sell-through	>900ku		~1,000ku
Street ASP	$330		~$335
Gross margin	34.4%		33.0% +/- 50bps
Non-GAAP income per share	$0.02		$0.02 +/- $0.01

Annual Results and Prior Guidance

	2023 Results		2023 Guidance
Revenue	$1.01	B	$1.04B +/- $5M
Unit sell-through	>2.9mu		~3.0mu
Street ASP	$337		~$340
Gross margin	32.4%		32.0%
Non-GAAP loss per share	($0.20)		($0.20) +/- $0.02

Turning to more detail on our financial performance, fourth quarter revenue of $295 million was down 8% year-over-year. Fourth quarter revenue from our retail channel grew 18% year-over-year to $228 million, or 77% of total revenue. We continue to see our retail sales grow as a result of the price move earlier this year, improving door count, and retail efforts including merchandising during the fourth quarter. As Nick shared, we continued to experience a decline in product sales on GoPro.com due primarily to the strategic decision in May to eliminate subscription-related camera discounts at the time of purchase on GoPro.com. For the fourth quarter, product revenue from GoPro.com was $42 million, a year-over-year decline of 60%, representing 14% of total revenue. Subscription and service revenue grew 13% year-over-year to $25 million, or 8% of total revenue. Importantly, we continue to drive our subscriber base across all camera price points.

Looking at fourth quarter revenue by geography year-over-year, Europe increased by 15%, Asia-Pacific decreased 14%, and Americas decreased by 17%. On an annual basis, revenue from Americas decreased 10%, Asia Pacific decreased 10%, and Europe decreased 3%.

Fourth quarter Street ASP was $330 compared to $378 in Q4’22. In the quarter, 74% of our camera revenue mix was from suggested retail prices of $400 and above, down from 90% in the year-ago quarter. For full year 2023, Street ASP decreased 13% year-over-year to $337. The year-over-year decrease in the fourth quarter and full year 2023 ASP was primarily driven by our camera price reductions in May 2023. Street ASP is defined as total reported revenue divided by camera units shipped.

Fourth quarter demand as measured via sell-through was slightly more than 900,000 units, up approximately 3% year-over-year. Year-over-year, changes in fourth quarter unit sell-through by geography were: Europe increased 14%, Asia Pacific increased 4%, and Americas decreased 3%.

GoPro continued to grow its subscriber base reaching 2.5 million, or 12% growth year-over-year. Our overall fourth quarter subscription attach rate from cameras sold across all channels was approximately 30%, as expected. Additionally, the subscription attach rate for our entry-level cameras was nearly 25% for the quarter. Our overall subscription attach rate is calculated from cameras purchased through both GoPro.com and at retail and represents the number of new GoPro subscribers in the period over the corresponding number of estimated camera units sold through both GoPro.com and retail channels. Our entry-level camera subscriber attach rate is calculated from entry-level price point cameras purchased on GoPro.com and represents the number of new GoPro subscribers in the period over the corresponding number of estimated entry-level price point camera units sold on GoPro.com.

As a reminder, we focus on driving annual subscriptions rather than monthly, and are pleased that our annual subscribers continue to account for 90% of our total, up from 87% in the prior year fourth quarter. Our annual subscriber retention rate for the first and second-year renewal remains consistent at 60% to 65% and 70% to 75%, respectively. And we are pleased to report that our third-year retention rate is exceeding 80%. Our annual GoPro subscriber retention rate represents the number of annual subscribers that renewed their subscription in the period.

Turning to expenses, fourth quarter operating expenses increased 6% year-over-year to $100 million. For the full year 2023, operating expenses increased 9% to $359 million. These increases were largely due to our continued investment in research and development to support our product and subscription roadmap.

Turning to the balance sheet, we ended the quarter with $247 million in cash, cash equivalents and marketable securities. Cash decreased $13 million sequentially, primarily from $46 million in cash used to repurchase $50 million in aggregate principal amount of convertible debt and $10 million in share repurchases, partially offset by net working capital changes resulting in cash inflows of $38 million, and by net income of $2 million. Fourth quarter cash net of debt was $153 million. For the full year 2023, cash decreased $121 million primarily from $46 million in cash used to repurchase $50 million in aggregate principal amount of convertible debt, $40 million in share repurchases, and a net loss of $31 million.

We ended the fourth quarter with inventory of $106 million, down 31% sequentially, and inventory days were 49, down from 55 days a year ago. Our days’ sales outstanding was 28 days, up from 22 days a year ago.

Outlook

First Quarter 2024 Guidance

Q1'24 Guidance
Revenue	$145M +/- $5M
Unit sell-through	>400ku
Street ASP	~$375
Gross margin	32.5% +/- 50bps
Non-GAAP loss per share	($0.25) +/- $0.02

For the first quarter of 2024, we expect to deliver revenue of approximately $145 million, down 17% year-over-year. We estimate Street ASP in the first quarter to be approximately $375, flat year-over-year, and up more than 10% sequentially. We expect unit sell-through to be flat to slightly down year-over-year to 550k +/-50k units.

Our guidance assumes channel inventory will reduce significantly during the first quarter by approximately 15% to roughly 700,000 units. This is due to the depletion of older products in the channel, including HERO9 Black, HERO10 Black and MAX cameras, ahead of new product launches in the second and third quarters, as well as the retail channel generally reducing weeks of inventory. We expect to rebuild the channel with new products and end the year with channel inventory of approximately 800,000 units, which is down slightly year-over-year. That said, there may still be macroeconomic pressures that impact consumer confidence, retailer behavior and spending in the first quarter and throughout 2024.

We expect gross margin in the first quarter to be 32.5% at the midpoint of guidance, up from 30% in the prior year quarter. The year-over-year improvement in gross margin percentage is primarily related to higher subscription and service revenue as a percentage of total revenue and improvements in operating costs.

We expect non-GAAP loss per share for the first quarter of $(0.25) at the midpoint of guidance. We expect shares outstanding to be approximately 150 million shares in the first quarter based on our current stock price and anticipated share repurchases in the quarter.

Looking ahead, we expect to improve gross margin of 32% we posted in 2023 to a range of 35% to 36% in 2024. In addition, we continue to expect gross margin to improve throughout the year to 35% in the second and third quarters and to improve further in the fourth quarter to between 37% and 38%. We believe gross margin improvements will be driven by the following factors:

•the introduction of a lower product cost entry level product in Q2 2024
•reduced price protection incurred in 2023 for our strategic price move
•identified product cost and tariff savings
•subscription growth and other improvements
•partially offset by anticipated increases in memory pricing

We expect to grow subscribers in 2024 adding to the substantial ARR we are already generating. We expect to end the year with between 2.5 and 2.6 million subscribers, or 4% growth year-over-year at the high-end of the range. This assumes renewal rates consistent with what we’ve described earlier.

In 2023, we made solid progress on the first stage of our multi-year TAM expansion strategy. As Nick mentioned above, we understand what’s needed to drive growth in revenue and expand margins in 2024 and beyond. This includes introducing a number of new products to reach more consumers in more categories and markets. In this context, we view 2024 as a year of execution as we launch four new cameras, grow retail footprint and evaluate differentiated opportunities to leverage the GoPro brand as we are doing with tech-enabled motorcycle helmets, which will be one of several new product launches in 2025.